Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 20, 2012

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 17, 2012 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following four Class 1 directors were elected to serve for three year terms and until their successors are elected and qualified:  Robert W. Chappell, Roger C. Graham, Jr., E. Gene Kosa, and R. Joseph Landy.  These four Class 1 directors will serve until the April 2015 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Rudolph J. van der Hiel, Mark L. Dalton, Thomas E. Freeman, Randall E. Black, R. Lowell Coolidge, and Rinaldo A. DePaola.

Additionally, shareholders voted (1) to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2012, (2) to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement, and (3) to take an advisory vote every three years to approve the compensation of the Company’s named executive officers.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens National Bank, presented the Company’s 2011 financial performance.  Financial highlights included a five year history on earnings per share, return on equity, return on assets, efficiency ratio (for First Citizens National Bank), cash dividends paid, and total return performance.  The Company’s performance was strong compared to the national peer.

Mr. Black spoke about (1) the pending switch to a state chartered organization and the reasons for the conversion, (2) the bank’s new name, First Citizens Community Bank, if regulatory approval is received on the charter conversion and why that name was selected, (3) customer satisfaction survey results, (4) financial recognition, and (5) community involvement, donations and scholarships.

Mr. Black recognized all employees for their hard work and thanked all shareholders for being the reason for the Company’s success.